                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use and the incorporation by reference from J. Ray McDermott, S.A.'s Annual Report (Form 10-K), as amended, for the fiscal year ended March 31, 1995, of our report dated April 28, 1995, with respect to the combined financial statements of McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc.--McDermott International, Inc. Joint Venture included and incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of J. Ray McDermott, S.A. for the registration of $250,000,000 principal amount of its Senior Subordinated Notes due 2006.

                                          KPMG ACCOUNTANTS N.V.

The Hague
March 19, 1996